Exhibit 99

MATRIX SERVICE COMPANY REPORTS SECOND QUARTER FISCAL 2022 RESULTS
TULSA, OK – February 7, 2022 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy and industrial markets across North America, today reported financial results for its second quarter of fiscal 2022.
Key highlights:
•Project awards of $192.2 million in the quarter resulting in a book-to-bill of 1.2; project awards through first half of fiscal 2022 have surpassed project awards for the full year of fiscal 2021
•Recent notable awards include the engineering, fabrication and construction of seven renewable fuel storage tanks, upgrade projects at two separate refineries to allow processing of renewable diesel and a capital project for a midstream gas processing plant
•Backlog increased to $591.6 million, an increase of 28% compared to the start of the fiscal year
•Strong balance sheet with liquidity of $101.7 million compared to $66.8 million last quarter and no debt
•Second quarter revenue of $162.0 million and loss per fully diluted share of $0.93; adjusted loss per fully diluted share of $0.38(1), excluding a valuation allowance on a deferred tax asset and the impact of restructuring costs;
•Announced the addition of senior-level personnel to the business development team, adding expertise and relationships to support our growth and market position in hydrogen and renewable energy
•Joined the Hydrogen Council, a global CEO-led coalition of more than 130 companies working to accelerate the energy transition through hydrogen
“Our second consecutive quarter with a book-to-bill above 1.0 and backlog growth reflects the growing momentum in our business,” said John R. Hewitt, President and CEO. “Importantly, some of our larger awards this year are for projects that support the transition of energy markets to renewable fuels and other clean energy sources, a trend that will benefit Matrix. We are also winning projects across the diverse end markets in which we operate and making good progress in the strategic chemical and petrochemical markets. Matrix is very well-positioned to capture projects and market share through both the recovery and the evolution of our end markets."
“Additionally, following the substantial completion of the first phase of our business improvement plan, which reduced our cost structure by approximately $80 million, we remain focused on increasing the efficiency of the organization and, in phase two, are making further enhancements. These enhancements will result in better use of shared services and a Center of Excellence that will be focused on optimizing safety, quality, and procurement, as well as other operational areas across the organization. The end result will be an optimized and efficient organization to support the company's growth plan.”
Earnings Summary
Revenue in the second quarter of fiscal 2022 was $162.0 million, a decrease of $6.1 million compared to first quarter fiscal 2022 revenue of $168.1 million. Gross margin was 2.0% in the second quarter of fiscal 2022. Despite significant reductions in our cost structure, revenue volumes did not support the complete recovery of construction overhead. Based on improving market conditions and strong award activity, we expect our lower cost base along with improving revenue volumes to support sequential quarterly improvement and return to profitability in the fourth quarter of 2022.

In the Storage and Terminals Solutions segment, a gross margin (loss) of (0.3)% for the quarter was primarily the result of lower than previously forecasted margin on a thermal energy storage tank repair and maintenance project due to changes in repair scope, expanded client weld testing and associated schedule delays, which reduced segment gross profit by $2.8 million. Additionally, low revenue volumes led to the under recovery of construction overhead costs, which also impacted gross margin.
We had strong project execution in our Process and Industrial Facilities segment, with direct margins of 13.4%, although low revenue volumes led to the under recovery of construction overhead costs, which resulted in a segment gross margin of 8.4%. We booked $210.4 million of project awards in the first half of fiscal 2022, which includes some large capital projects that are still in the preliminary stages of engineering and construction. As such, we expect strong revenue growth in this segment during the second half of fiscal 2022.
In the Utility and Power Infrastructure segment, second quarter gross margin (loss) was (0.9)% due to lower margins on competitively bid power delivery work and revenue recognized on a large capital project at a margin reduced in prior periods. Segment gross margin was also negatively impacted by low volumes, which led to the under recovery of construction overhead.
In addition, earnings in the second quarter included a $14.2 million valuation allowance placed on our deferred tax assets during the second quarter. We also incurred restructuring costs of $0.7 million as we continue to implement our previously announced business improvement plan. The current phase of our plan is focused on the consolidation of transactional services, procedures and operational talent to increase our efficiency, competitiveness and profitability. Since we implemented the plan in fiscal 2020, we estimate that we have reduced our cost structure by approximately $80 million, or approximately 29%, with approximately one third of those reductions related to SG&A and the rest related to construction overhead, which is included in cost of revenue in the Condensed Consolidated Statements of Income.
Backlog
Our backlog as of December 31, 2021 was $591.6 million. Strong bidding activity has led to project awards of $192.2 million and $459.1 million during the three and six months ended December 31, 2021, respectively, leading to book-to-bill ratios of 1.2 and 1.4 for the three and six-month periods. Project awards through the first half of fiscal 2022 have surpassed project awards for the full year of fiscal 2021. On a segment basis, the second quarter book-to-bill was 0.5 for Utility and Power Infrastructure (0.8 year-to-date), driven largely by bookings in electrical infrastructure. For Process and Industrial Facilities, the book-to-bill was 2.3 (2.2 year-to-date) led by the awards of a midstream natural gas plant engineering project and a biodiesel renewable fuels capital project. For Storage and Terminal Solutions, the quarterly book-to-bill was 0.8 (1.3 year-to-date) led by midstream storage and other renewables projects. Bidding activity is strong, and while the timing of project awards can fluctuate, we expect the trend of improving backlog to continue.
The table below summarizes our awards, book-to-bill ratios and backlog by segment for our second fiscal quarter and year-to-date (in thousands, except for book-to-bill ratios):

	Three Months Ended December 31, 2021		Six Months Ended December 31, 2021		Backlog as of December 31, 2021
Segment:	Awards	Book-to-Bill	Awards	Book-to-Bill
Utility and Power Infrastructure	$28,244	0.5	$92,281	0.8	$150,368
Process and Industrial Facilities	115,852	2.3	210,414	2.2	250,970
Storage and Terminal Solutions	48,074	0.8	156,362	1.3	190,222
Total	$192,170	1.2	$459,057	1.4	$591,560
Financial Position
At December 31, 2021, we had no debt and total liquidity of $101.7 million. Liquidity is comprised of $65.0 million of unrestricted cash and cash equivalents and $36.7 million of borrowing availability under the ABL Facility. In addition, the Company has $27.6 million of restricted cash, of which $25.0 million is restricted to support the ABL Facility and $2.6 million is restricted to support a purchase card program associated with a prior card administrator while we transition to a new card administrator. We expect our liquidity to improve further in the third quarter as letters of credit have been reduced by $9.8 million in January 2022.

(1)Non-GAAP Financial Measure
Adjusted loss per share is a non-GAAP financial measure which excludes the financial impact of a valuation allowance placed on our deferred tax assets, the accelerated amortization of deferred debt amendment fees associated with the prior credit agreement and restructuring costs. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to loss per share.
Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Tuesday, February 8, 2022 and will be simultaneously broadcast live over the Internet which can be accessed at our website at matrixservicecompany.com under Investor Relations, Events and Presentations. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
Dial in - Toll-Free 1-888-660-6127
Dial in - Toll 1-973-890-8355
Audience Passcode 7162239
About Matrix Service Company
Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering and construction contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results in three key operating segments: Utility and Power Infrastructure, Process and Industrial Facilities, and Storage and Terminal Solutions.
With a focus on sustainability, building strong Environment, Social and Governance (ESG) practices, and living our core values, Matrix ranks among the Top Contractors by Engineering-News Record, was recognized for its Board diversification, is an active signatory to CEO Action for Diversity and Inclusion, and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com and read our inaugural Sustainability Report.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenue	$161,965	$167,468	$330,058	$350,239
Cost of revenue	158,758	152,155	330,359	320,576
Gross profit (loss)	3,207	15,313	(301)	29,663
Selling, general and administrative expenses	15,922	16,724	32,551	34,852
Restructuring costs	695	5,045	1,300	4,725
Operating loss	(13,410)	(6,456)	(34,152)	(9,914)
Other income (expense):
Interest expense	(502)	(358)	(2,501)	(733)
Interest income	29	38	50	71
Other	(60)	973	(143)	2,006
Loss before income tax expense (benefit)	(13,943)	(5,803)	(36,746)	(8,570)
Provision (benefit) for federal, state and foreign income taxes	10,976	(1,212)	5,711	(942)
Net loss	$(24,919)	$(4,591)	$(42,457)	$(7,628)

Basic loss per common share	$(0.93)	$(0.17)	$(1.59)	$(0.29)
Diluted loss per common share	$(0.93)	$(0.17)	$(1.59)	$(0.29)
Weighted average common shares outstanding:
Basic	26,749	26,489	26,680	26,377
Diluted	26,749	26,489	26,680	26,377

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	December 31, 2021	June 30, 2021
Assets
Current assets:
Cash and cash equivalents	$65,040	$83,878
Restricted cash	2,600	—
Accounts receivable, less allowances (December 31, 2021—$547 and June 30, 2021—$898)	121,601	148,030
Costs and estimated earnings in excess of billings on uncompleted contracts	34,503	30,774
Inventories	6,297	7,342
Income taxes receivable	16,236	16,965
Other current assets	8,460	4,230
Total current assets	254,737	291,219
Property, plant and equipment at cost:
Land and buildings	41,545	41,633
Construction equipment	94,091	94,453
Transportation equipment	50,051	50,510
Office equipment and software	43,062	42,706
Construction in progress	282	493
Total property, plant and equipment - at cost	229,031	229,795
Accumulated depreciation	(166,296)	(160,388)
Property, plant and equipment - net	62,735	69,407
Restricted cash, non-current	25,000	—
Operating lease right-of-use assets	20,414	22,412
Goodwill	60,546	60,636
Other intangible assets, net of accumulated amortization	5,660	6,614
Deferred income taxes	—	5,295
Other assets	11,472	11,973
Total assets	$440,564	$467,556

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	December 31, 2021	June 30, 2021
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$55,953	$60,920
Billings on uncompleted contracts in excess of costs and estimated earnings	84,859	53,832
Accrued wages and benefits	15,968	21,008
Accrued insurance	6,175	6,568
Operating lease liabilities	5,364	5,747
Other accrued expenses	5,610	5,327
Total current liabilities	173,929	153,402
Deferred income taxes	33	34
Operating lease liabilities	18,925	20,771
Other liabilities	2,067	7,810
Total liabilities	194,954	182,017
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of December 31, 2021 and June 30, 2021; 26,773,975 and 26,549,438 shares outstanding as of December 31, 2021 and June 30, 2021	279	279
Additional paid-in capital	135,913	137,575
Retained earnings	132,721	175,178
Accumulated other comprehensive loss	(7,445)	(6,749)
	261,468	306,283
Less: Treasury stock, at cost — 1,114,242 shares as of December 31, 2021, and 1,338,779 shares as of June 30, 2021	(15,858)	(20,744)
Total stockholders' equity	245,610	285,539
Total liabilities and stockholders’ equity	$440,564	$467,556

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Gross revenue
Utility and Power Infrastructure	$54,752	$52,023	$111,956	$112,694
Process and Industrial Facilities	52,037	51,747	97,247	98,475
Storage and Terminal Solutions	57,607	65,434	125,919	143,030
Total gross revenue	$164,396	$169,204	$335,122	$354,199
Less: Inter-segment revenue
Process and Industrial Facilities	$1,721	$485	$3,026	$1,282
Storage and Terminal Solutions	710	1,251	2,038	2,678
Total inter-segment revenue	$2,431	$1,736	$5,064	$3,960
Consolidated revenue
Utility and Power Infrastructure	$54,752	$52,023	$111,956	$112,694
Process and Industrial Facilities	50,316	51,262	94,221	97,193
Storage and Terminal Solutions	56,897	64,183	123,881	140,352
Total consolidated revenue	$161,965	$167,468	$330,058	$350,239
Gross profit (loss)
Utility and Power Infrastructure	$(491)	$5,597	$(6,598)	$12,510
Process and Industrial Facilities	4,235	7,864	7,106	11,523
Storage and Terminal Solutions	(172)	1,852	241	5,630
Corporate	(365)	—	(1,050)	—
Total gross profit (loss)	$3,207	$15,313	$(301)	$29,663
Selling, general and administrative expenses
Utility and Power Infrastructure	$3,150	$2,576	$6,200	$4,798
Process and Industrial Facilities	2,792	3,387	5,554	7,437
Storage and Terminal Solutions	4,280	3,919	8,786	9,062
Corporate	5,700	6,842	12,011	13,555
Total selling, general and administrative expenses	$15,922	$16,724	$32,551	$34,852
Restructuring costs
Utility and Power Infrastructure	$37	$812	$46	$823
Process and Industrial Facilities	(24)	3,364	(17)	2,864
Storage and Terminal Solutions	107	641	74	654
Corporate	575	228	1,197	384
Total Restructuring costs	$695	$5,045	$1,300	$4,725
Operating income (loss)
Utility and Power Infrastructure	$(3,678)	$2,209	$(12,844)	$6,889
Process and Industrial Facilities	1,467	1,113	1,569	1,222
Storage and Terminal Solutions	(4,559)	(2,708)	(8,619)	(4,086)
Corporate	(6,640)	(7,070)	(14,258)	(13,939)
Total operating loss	$(13,410)	$(6,456)	$(34,152)	$(9,914)

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•fixed-price awards;

•minimum customer commitments on cost plus arrangements; and

•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed ("LNTP"), we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended December 31, 2021:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of September 30, 2021	$176,876	$185,434	$199,045	$561,355
Project awards	28,244	115,852	48,074	192,170
Revenue recognized	(54,752)	(50,316)	(56,897)	(161,965)
Backlog as of December 31, 2021	$150,368	$250,970	$190,222	$591,560
Book-to-bill ratio(1)	0.5	2.3	0.8	1.2

(1)Calculated by dividing project awards by revenue recognized during the period.
The following table provides a summary of changes in our backlog for the six months ended December 31, 2021:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of June 30, 2021	$170,043	$134,777	$157,741	$462,561
Project awards	92,281	210,414	156,362	459,057
Revenue recognized	(111,956)	(94,221)	(123,881)	(330,058)
Backlog as of December 31, 2021	$150,368	$250,970	$190,222	$591,560
Book-to-bill ratio(1)	0.8	2.2	1.3	1.4

(1)Calculated by dividing project awards by revenue recognized during the period.

Non-GAAP Financial Measures

In order to more clearly depict our core profitability, the following tables present our operating results after certain adjustments:

Reconciliation of Adjusted Net Loss and Diluted Loss per Common Share(1)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net loss, as reported	$(24,919)	$(4,591)	$(42,457)	$(7,628)
Restructuring costs incurred	695	5,045	1,300	4,725
Accelerated amortization of deferred debt amendment fees(2)	—	—	1,518	—
Deferred tax asset valuation allowance(3)	14,198	—	14,198	—
Tax impact of restructuring costs and accelerated amortization of debt amendment fees	(179)	(1,299)	(725)	(1,217)
Adjusted net loss	$(10,205)	$(845)	$(26,166)	$(4,120)

Loss per fully diluted share, as reported	$(0.93)	$(0.17)	$(1.59)	$(0.29)
Adjusted loss per fully diluted share	$(0.38)	$(0.03)	$(0.98)	$(0.16)

(1)This table presents non-GAAP financial measures of our adjusted net loss and adjusted diluted loss per common share for the three and six months ended December 31, 2021 and 2020. The most directly comparable financial measures are net loss and net loss per diluted share, respectively, presented in the Condensed Consolidated Statements of Income. We have presented these non-GAAP financial measures because we believe they more clearly depict our core operating results during the periods presented and provide a more comparable measure of our operating results to other companies considered to be in similar businesses. Since adjusted net loss and adjusted diluted loss per common share are not measures of performance calculated in accordance with GAAP, they should be considered in addition to, rather than as a substitute for, the most directly comparable GAAP financial measures.
(2)Interest expense in fiscal 2022 included $1.5 million of accelerated amortization of deferred debt amendment fees associated with the termination of our credit agreement with JPMorgan Chase Bank, N.A.
(3)In determining the need for a valuation allowance on deferred tax assets, the accounting standards provide that the existence of a cumulative loss over a three-year period generally precludes the use of management’s projections of future taxable income. Consequently, we have recorded a full valuation allowance against the deferred tax assets in the U.S. taxable jurisdiction in the amount of $14.2 million. These assets are primarily comprised of federal net operating losses, which have an indefinite carryforward, federal tax credits and those state net operating losses for which a valuation allowance did not previously exist. To the extent the Company generates taxable income in the future, or cumulative losses are no longer present and our future projections for growth or tax planning strategies are demonstrated, we will realize the benefit associated with the net operating losses for which the valuation allowance has been provided.

Reconciliation of Net Loss to Adjusted EBITDA(1)

	Three Months Ended		Six Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(In thousands)
Net loss	$(24,919)	$(4,591)	$(42,457)	$(7,628)
Restructuring costs	695	5,045	1,300	4,725
Stock-based compensation	1,866	1,981	3,735	4,199
Interest expense	502	358	2,501	733
Provision (benefit) for income taxes	10,976	(1,212)	5,711	(942)
Depreciation and amortization	3,789	4,648	7,841	9,287
Adjusted EBITDA	$(7,091)	$6,229	$(21,369)	$10,374

(1)This table presents Adjusted EBITDA, which we define as net loss before impairment of goodwill and other intangible assets, restructuring costs, stock-based compensation expense, interest expense, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Adjusted EBITDA has certain material limitations as follows:

•It does not include impairments to goodwill and other intangible assets. While impairments to intangible assets are non-cash expenses in the period recognized, cash or other consideration was still transferred in exchange for the intangible assets in the period of the acquisition. Any measure that excludes impairments to intangible assets has material limitations since these expenses represent the loss of an asset that was acquired in exchange for cash or other assets.
•It does not include restructuring costs. Restructuring costs represent material costs that we incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.

•It does not include stock-based compensation. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we release vested shares out of our treasury stock, which has historically been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.